Exhibit 10.1

CH ENERGY GROUP, INC.
LONG-TERM EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Summary of Restricted Stock Unit Grant

CH Energy Group, Inc., a New York corporation (the "Company"), grants to the Grantee named below, in accordance with the terms of the CH Energy Group, Inc. Long-Term Equity Incentive Plan (the "Plan") and this Restricted Stock Unit Agreement (the "Agreement"), the following number of Restricted Stock Units, on the Date of Grant set forth below:

Name of Grantee:

Number of Restricted Stock Units:

Date of Grant:

Terms of Agreement

1.           Grant of Restricted Stock Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant, the total number of Restricted Stock Units (the "Restricted Stock Units") set forth above.  Each Restricted Stock Unit shall represent the contingent right to receive one Common Share of the Company ("Share") and shall at all times be equal in value to one Share.  The Restricted Stock Units shall be credited in a book entry account established for the Grantee until payment in accordance with Section 4 hereof.

2.           Vesting of Restricted Stock Units.

(a)           The Restricted Stock Units shall vest if the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the vesting dates set forth below with respect to the portion of Restricted Stock Units set forth next to such date (each a "Vesting Date"):

Vesting Date	Portion of Units Vested

(b)           Notwithstanding Section 2(a), the Restricted Stock Units that have not yet vested under this Section 2(a) shall immediately vest if, prior to the applicable Vesting Date: (i) the Grantee ceases to be employed with the Company and its Subsidiaries by reason of death or "disability" (defined by reference to the Company’s long-term disability plan covering the Grantee); or (ii) a Change in Control occurs while the Grantee is employed by the Company or any Subsidiary.

(c)           For purposes of this Section 2, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries.

3.           Forfeiture of Restricted Stock Units. The Restricted Stock Units that have not yet vested pursuant to Section 2 (including without limitation any right to Dividend Equivalents described in Section 7 hereof relating to dividends payable on or after the date of forfeiture) shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company or a Subsidiary other than as provided in Section 2(b).

4.           Payment.

(a)           The Company shall deliver to the Grantee (or the Grantee's estate in the event of death) the whole number of Shares underlying the vested Restricted Stock Units (and cash in lieu of any fractional Share) within thirty (30) days after the later of (i) the Grantee's "separation from service" within the meaning of Section 409A of the Code, subject to Section 4(c) below; or (ii) the Grantee's 60th birthday.

(b)           Notwithstanding Section 4(a) to the contrary, and subject to Section 4(c) below, the Company shall deliver to the Grantee (or the Grantee's estate in the event of death) the whole number of Shares underlying the vested Restricted Stock Units (and cash in lieu of any fractional Share) within thirty (30) days after the occurrence of a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of the Company within the meaning of Section 409A of the Code.

(c)           Notwithstanding anything contained in this Agreement to the contrary, if the Restricted Stock Units first become payable as a result of Section 4(a)(i) (other than as a result of death), and the Grantee is a "specified employee" at that time within the meaning of Section 409A of the Code (as determined pursuant to the Company's policy for identifying specified employees), then to the extent required to comply with Section 409A of the Code, the whole number of Shares underlying the vested Restricted Stock Units (and cash in lieu of any fractional Share) shall instead be delivered to the Grantee within thirty (30) days after the first business day that is more than six months after the date of his separation from service (or, if the Grantee dies during such six-month period, within thirty (30) days after the Grantee's death).

(d)           The Company's obligations with respect to the Restricted Stock Units shall be satisfied in full upon the delivery of the whole number of Shares underlying the vested Restricted Stock Units (and cash in lieu of any fractional Share) in accordance with the terms of this Agreement.

5.           Transferability.  The Restricted Stock Units may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, unless otherwise provided under the Plan.  Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Stock Units.

6.           Dividend, Voting and Other Rights.  The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Restricted Stock Units until such Shares have been delivered to the Grantee in accordance with Section 4 hereof.   The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future in accordance with the terms and conditions of this Agreement, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.           Payment of Dividend Equivalents.  From and after the Date of Grant and until the earlier of (a) the time when the Restricted Stock Units are paid in accordance with Section 4 hereof or (b) the time when the Grantee's right to payment of the Restricted Stock Units is forfeited in accordance with Section 3 hereof, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Grantee shall receive additional Restricted Stock Units equal to (x) the number of Restricted Stock Units held by the Grantee as of the date of record for such dividend; multiplied by (y) the per Share cash dividend amount; divided by (z) the Market Value per Share on the dividend payment date.  The additional Restricted Stock Units shall be subject to the same terms and conditions as the Restricted Stock Units covered by this Agreement.

8.           No Employment Contract.  Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

9.           Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

10.           Taxes and Withholding.  To the extent the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Agreement, then the Company or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Market Value per Share on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact.  If the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes at any time other than upon delivery of the Shares under this Agreement (for example, employment taxes due upon vesting of the Restricted Stock Units), then the Company or Subsidiary, as applicable, shall have the right in its sole discretion to (a) require the Grantee to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code).

11.           Adjustments.  The Restricted Stock Units, and the number and kind of Shares deliverable pursuant to the Restricted Stock Units, are subject to adjustment as provided in Section 12 of the Plan.

12.           Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Stock Units; provided, however, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

13.           Amendments.  Subject to the terms of the Plan, the Compensation Committee of the Board (the "Committee") may modify this Agreement upon written notice to the Grantee.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.  Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee's consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may be provided in the Plan.

14.           Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.           Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto.  In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Stock Units, and such determinations shall be final and conclusive.

16.           Successors and Assigns.  Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

17.           Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

18.           Use of Grantee's Information.  Information about the Grantee and the Grantee's participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan.  The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee's country or elsewhere, including the United States of America.  The Grantee consents to the processing of information relating to the Grantee and the Grantee's participation in the Plan in any one or more of the ways referred to above.

19.           Electronic Delivery.  The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement.  The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Date of Grant.

CH ENERGY GROUP, INC.

By:
Name:
Title:

The undersigned hereby acknowledges receipt of a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the "Prospectus Information"). The Grantee represents that he is familiar with the terms and provisions of the Prospectus Information and hereby accepts the award of Restricted Stock Units on the terms and conditions set forth herein and in the Plan.

Grantee

Date: